Exhibit 10.1

Nate Davis
Chief Executive Officer
nate.davis@k12.com

Via email

Offer Date:  April 3, 2020

Timothy J. Medina
320 Canterwood Lane
Great Falls, VA  22066
tjmedina@gmail.com

Dear Tim:

It is our great pleasure to offer you employment with K12 or one of its subsidiaries (the “Company”).  Your initial position will be Chief Financial Officer, reporting to Nate Davis, Chairman and CEO. If you accept this offer, you agree to report for work no later than the below date:

Start Date: April 13, 2020

Your initial salary will be $19,791.67 biweekly which equates to $475,000 on an annualized basis subject to standard payroll deductions and paid on the Company’s regular payroll dates in accordance with the Company’s normal payroll practices.

Effective on your first day of employment, you will be eligible to participate in the Company's bonus plan in accordance with its terms and conditions as may be amended from time to time, with an annual target incentive equal to 80% of your base salary.  Any actual award will be pro-rated based on the portion of your initial partial year of participation in the plan. Participation in our incentive plan is subject to review and confirmation each year.  Should you join the Company during the last quarter of the company’s fiscal year, you will be ineligible for bonus payment during that fiscal year’s compensation planning cycle.

Subject to approval of the Compensation Committee, the Company will grant you a Restricted Stock Award (“RSA”) having a value (based on the Company’s common stock price on the Start Date) equal to $800,000.  Upon approval of the Compensation Committee on or before the next scheduled regular meeting following your Start Date, you will receive an RSA Agreement for your acceptance which sets forth the terms and conditions applicable to your grant, including the vesting schedule for your RSAs.

Subject to approval of the Compensation Committee, the Company will also grant you an award of Performance Share Units (“PSUs”), which will provide the opportunity to earn the PSUs outlined in the table below.  The PSUs will be granted pursuant to a PSU Agreement and our Stock Performance Plan (“SPP”).  Under the SPP, the PSUs will be earned if the average 30-calendar day closing stock price of the Company subsequent to 7 days after FY21 year-end earnings release is at the levels defined below.  Performance between levels will be interpolated linearly.

Average 30-Calendar Day Closing Stock Price Following 7 days after FY21 Year-End Earnings Release	Target Value (in Millions)	Shares
$22.63	$0.8	35,352
$25.86	$1.2	46,407
$29.38	$1.5	51,055
$33.21	$2.0	60,223
$37.35	$2.5	66,934
$46.65	$3.0	64,309
$57.38	$3.2	55,769

In addition to your compensation, you are eligible to participate in the Company Health and Welfare Plans effective on your first day of employment.  You will have 30 days from your hire date to enroll, decline or make changes to benefit elections. You will also be eligible to participate in the Company’s 401(k) plan on the first of the month following your hire date. Under the current plan, the Company matches 25% up to 4% that you elect to contribute. You will automatically be enrolled at 3% contribution unless you make an active election within 30 days of receiving notice from the plan provider.

You will be eligible to receive 25 days of Personal Time Off (PTO) per year.  This time will be awarded on January 1st every year and will be pro-rated per Company policy for any employee that starts after January 1st.  To encourage employees to utilize vacation time, this time does not roll over each calendar year and any unused time will not be paid out upon leaving K12.

The Company follows a Bring Your Own Device (BYOD) policy. Cell phone reimbursements for eligible personnel are reimbursed (tax free) through payroll. The reimbursement is split across pay periods so the employee receives $30 per pay period.

This letter is not a contract for employment for any definite period of time. Rather, all employment with the Company is terminable at the will of either party with or without notice or cause. The “at will” nature of your employment cannot be changed except in writing and signed by an authorized Officer of the Company.

This offer is conditional upon the successful completion of our standard background check(s) and United States employment eligibility through I-9 verification.

Your employment is contingent upon the execution of the enclosed K12 Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement and K12 Agreement to Arbitrate (collectively, “Employment Agreements”), on or before the Start Date.

By accepting this offer, you confirm that you are able to accept this job and carry out all of the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You agree to honor all obligations to your current and former employers during your employment with the Company and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company

If the terms of this letter are acceptable, please execute and return the signed offer for our files.  This offer will expire one week from the date of this offer.

Tim, we look forward to your joining the K12 team and are confident you will have great success here.

Sincerely,

Nate Davis
Chief Executive Officer

cc: Val Maddy
      Senior Vice President, Human Resources
      vmaddy@k12.com

I, Timothy J. Medina, have read, understand and accept the terms of employment as described above and consent to receive communication from K12 via text or voicemail on the phone number you provided during the hiring process. These communications will only be for purposes related to your job.

Signature:	/s/ Timothy J. Medina

Date:	April 6, 2020